MIDCOAST ENERGY RESOURCES, INC AND SUBSIDIARIES

              EXHIBIT 11: COMPUTATION OF EARNINGS PER COMMON SHARE

                                                         Year Ended   Year Ended
                                                       December 31, December 31,
                                                             1996         1997
                                                           ---------------------
Weighted average common shares outstanding, Basic ......  $2,074,155  $4,092,135
Net effect of dilutive stock options - based on
    the treasury stock method using
    average market price ...............................       3,964     109,030
                                                          ----------  ----------
Weighted average common shares outstanding, Diluted ....   2,078,119   4,201,165

Net income .............................................  $1,891,226  $5,764,451
                                                          ==========  ==========
Earnings per common share, Basic .......................  $      .91  $     1.41

Earnings per common share, Diluted .....................  $      .91  $     1.37

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